UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 26, 2005

COINSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1800 – 114th Avenue SE

BELLEVUE, WA 98004

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (425) 943-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 26, 2005, Coinstar, Inc. (the “Company”) entered into a new employment arrangement with Alexander C. Camara, Vice President of International. Under the new employment arrangement, Mr. Camara’s new position and title is Vice President and General Manager of Worldwide Coin of the Company. The arrangement replaces a previous employment agreement dated as of June 15, 2001 between Mr. Camara and the Company’s subsidiary Coinstar, Limited. Mr. Camara’s new arrangement includes the following terms:

•	The employment arrangement is “at will.”

•	Annual base salary is $225,000.

•	Cash bonuses will be payable if certain performance targets are met pursuant to the terms in the Company’s 2005 Incentive Compensation Plan.

•	Fringe benefit program participation will be permitted as provided from time to time.

•	Option grant to purchase 25,000 shares of Company common stock.

•	Relocation package including moving expenses, legal fees related to visa and immigration matters, the cost of airline tickets for immediate family members for one trip to Washington, including temporary housing in Washington, closing costs on the purchase of a new home, one-year rental agent fee for Mr. Camara’s home in the United Kingdom, temporary living expenses for 6 months, tax consultant fees up to $5,000 and gross-up of Mr. Camara’s taxable moving expense reimbursements.

If Mr. Camara voluntarily leaves the Company within 18 months of acceptance of this new employment arrangement, Mr. Camara must repay the Company the moving expenses, on a pro-rata basis, noted above and reimburse the Company for any legal fees paid on his behalf in connection with the visa and immigration processing.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entering into the new employment arrangement referenced under Item 1.01 above, Mr. Camara’s prior employment agreement dated June 15, 2001 with Coinstar, Limited (the “Prior Agreement”) terminated. The Company did not incur any termination penalties in connection with the termination of the Prior Agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.

Date: November 1, 2005	By:	/s/ David W. Cole
David W. Cole
Chief Executive Officer

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